UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2006

TLC Vision Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

New Brunswick	0-29302	980151150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5280 Solar Drive, Suite 100, Mississauga, Ontario		L4W 5M8
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(905) 602-2020

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 8, 2006, TLC Vision Corporation (the "Company"), following a review by its Audit Committee, concluded that it should restate its previously issued financial statements for the years ended December 31, 2005 and 2004 primarily to reflect a change in income taxes.

As previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2005, the Company determined that it should have recorded $1.2 million of additional income tax expense for the year ended December 31, 2004 due to the nature of the net operating loss carryforwards that were utilized in that year for financial reporting purposes. The Company corrected the error in 2005 by increasing the income tax expense recorded for the year ended December 31, 2005 by $1.2 million. The Company has subsequently determined that the $1.2 million adjustment is material to the operating results of 2005 and, accordingly, that the adjustment should not have been made in the 2005 financial statements. As such, the Company has determined that it should restate its previously issued financial statements for the years ended December 31, 2005 and 2004. After the restatement, net income for the year ended December 31, 2004 is $42.5 million, or $0.60 per diluted share, and net income for the year ended December 31, 2005 is $8.1 million, or $0.11 per diluted share.

The Company expects to present the restatements described in this Current Report when it files with the Securities and Exchange Commission its Amendment on Form 10-K/A for the year ended December 31, 2005.

The decision to restate was authorized by the Audit Committee of the Board of Directors of the Company, upon the recommendation of management. They concluded that the Company's previously issued financial statements for the years ended December 31, 2005 and 2004 should no longer be relied upon, pending their restatements, because of errors in those financial statements. The Company's Chief Financial Officer and the Audit Committee of the Company discussed the matters disclosed in this filing with Ernst & Young LLP, the Company's independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TLC Vision Corporation

August 9, 2006	By:	/s/ Brian L. Andrew

Name: Brian L. Andrew
Title: General Counsel